Exhibit No. 15
Awareness Letter from Independent Registered Public Accounting Firm
October 31, 2011
Armstrong World Industries, Inc.
Lancaster, Pennsylvania
Re: Registration Statements No. 333-138034, 333-154765, 333-177072
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 31, 2011 related to our review of the interim condensed consolidated financial information of Armstrong World Industries, Inc.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Philadelphia, Pennsylvania